Filed pursuant to Rule 424(b)(5)
(File No. 333-209821)

			Proposed maximum
Title of each class of	Amount to be	Proposed maximum	aggregate offering	Amount of
securities to be registered	Registered (1)	offering price per unit (2)	price (2)	registration fee (2) (3)
Common Stock, par value $0.06 per share	1,000,000	$29.87	$29,870,000	$3,007.91

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus supplement also registers such additional shares of Common Stock that become available under the General Electric Stock-Based Compensation and Incentive Plan for Consultants, Advisors and Independent Contractors in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged.
(2)	Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act, based upon the average of the high and low prices of General Electric Company’s Common Stock, par value $0.06 per share, on May 9, 2016, as reported by the New York Stock Exchange, which was $29.87.
(3)	Calculated pursuant to Rule 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 29, 2016

GENERAL ELECTRIC COMPANY
1,000,000 Shares of Common Stock

General Electric Company, a New York corporation (“GE”), is offering an aggregate of 1,000,000 shares of its common stock to eligible participants in the General Electric Stock-Based Compensation and Incentive Plan for Consultants, Advisors and Independent Contractors (the “Plan”), pursuant to the terms and conditions of the Plan, as described in this prospectus supplement. GE common stock trades on The New York Stock Exchange under the symbol “GE.” On May 9, 2016, the closing market price for a share of GE common stock was $29.87.

This prospectus supplement replaces and supersedes all earlier dated prospectuses relating to the Plan. This prospectus supplement should be read in conjunction with the prospectus dated February 29, 2016 which is attached at the end of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus dated February 29, 2016. Any representation to the contrary is a criminal offense.

This document dated May 13, 2016 constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

PROSPECTUS SUPPLEMENT TABLE OF CONTENTS

INTRODUCTION

This prospectus supplement relates to shares of Common Stock, par value $0.06, of GE (referred to in this prospectus supplement as the “Shares”), which may be offered and sold to certain consultants, independent contractors and similar non-employees of GE who provide services to GE, pursuant to the terms and conditions of the Plan.

The Plan was originally adopted by GE’s Board of Directors on March 14, 1997, and will terminate upon the issuance of all of the Shares reserved for issuance under the Plan, unless it is earlier terminated by GE’s Board of Directors.

The Plan is not qualified under the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

We will not receive any cash proceeds for securities granted in consideration for services pursuant to the Plan.

GE will provide this prospectus supplement to all individuals who are selected to participate in the Plan. This prospectus supplement contains only a summary of the more significant provisions of the Plan. To make this summary as clear and understandable as possible, some of the rules of the Plan are described in abbreviated form and not all the detailed provisions of the Plan are described herein. The rights and benefits under the Plan will be governed by the provisions of the Plan document, as well as applicable laws and regulations, and not by this prospectus supplement. If there is any conflict between this prospectus supplement and the official text of the Plan, the official text of the Plan will control. When making important decisions based upon the provisions of the Plan, you should consult the actual Plan document. The Plan document is readily available at no charge from GE, by contacting GE Corporate Investor Communications, 3135 Easton Turnpike, Fairfield, Connecticut 06828 (telephone (203) 373-2211).

GE has its principal office at 3135 Easton Turnpike, Fairfield, Connecticut, 06828. Our telephone number is (203) 373-2211.

No one can predict the future value of any stock, and investment in a single security is inherently subject to greater risk than diversified investments. You should carefully and periodically evaluate your investments in GE’s common stock to ensure that the amount of your investment is appropriate for your individual financial situation.

TERMS OF THE PLAN

The following is a summary description of the GE Stock-Based Compensation and Incentive Plan for Consultants, Advisors and Independent Contractors. You should carefully review the full text of the Plan document for more complete information.

General.
The purpose of the Plan is to make stock-based compensation available to consultants, independent contractors and similar non-employees of GE who provide services to GE, to align such individuals’ interests with those of GE’s shareowners. Each individual to whom a grant has been or will be made has been or will be furnished a copy of the Plan. Any individual who renders services to GE or its affiliates is eligible to participate in the Plan, in the discretion of the Committee that administers the Plan.

To date, all awards under the plan have been in the form of either (1) restricted stock units (referred to in this prospectus supplement as “RSUs”) or (2) stock options (referred to in this prospectus supplement as “Options”) that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Options and RSUs are referred to in this prospectus supplement collectively as “Awards.”

Administration.
The Plan will be administered by the Management Development and Compensation Committee of GE’s Board of Directors (referred to in this prospectus supplement as the “Committee”). Subject to certain limitations, the Committee will have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. All actions taken by the Committee with respect to the Plan will be final, binding and conclusive on all persons.

Option Provisions.
Each Option will be subject to the terms of the Plan and will be evidenced by an agreement between the participant and GE (each such agreement referred to in this prospectus supplement as a “Stock Option Agreement”). The provisions of each Option need not be identical. Each participant is referred to the Plan and his or her Stock Option Agreement for a complete statement of the terms and provisions of his or her Options.

Term. The term of each Option granted under the Plan will be fixed by the Committee in its sole discretion.

Exercise Price. Each Stock Option Agreement will specify the per share exercise price of such award. The exercise price will be determined by the Committee in its sole discretion provided that the exercise price of an Option may not be less than 100% of the market value of a Share on the date of grant.

Exercisability. Each Stock Option Agreement will specify the date when all or any installment of an Option is to become exercisable. The exercisability provisions will be determined by the Committee in its sole discretion.

Effect of Termination of Service with GE. In the event a participant’s service with GE terminates, the participant may exercise an Option (to the extent that the participant was entitled to exercise such Option as of the date of termination) for such period of time, if any, as determined by the Committee and set forth in the applicable Stock Option Agreement.

Transferability of Options. Generally, Options will not be transferable and may only be exercised by the applicable participant to whom the Option was granted during the lifetime of the participant or by the participant’s guardian or legal representative.

Method of Payment. The exercise price of an Option granted under the Plan must be paid in cash, stock, other awards granted under the Plan, other property or any combination thereof, in each case, as determined by the Committee.

No Shareowner Rights. No participant will become the owner of any Shares subject to an Option, or have any of the rights that a holder of such Shares would have, until the participant has exercised the Option (or portion thereof) and GE has issued such Shares to the participant.

Restrictions on Exercise. The issuance of Shares to a participant under an Option is subject to GE meeting all requirements imposed by applicable laws, rules and regulations and by the New York Stock Exchange. GE may require that each participant take reasonable action to comply with any such requirements prior to issuing any Shares.

Restricted Stock Unit Provisions.
Each RSU will be subject to the terms of the Plan and will be evidenced by an agreement between the participant and GE (each such agreement referred to in this prospectus supplement as a “RSU Award Agreement”). RSUs are unsecured promises to issue Shares at the time specific conditions are met. The provisions of each RSU need not be identical. Each participant is referred to the Plan and his or her RSU Award Agreement for a complete statement of the terms and provisions of his or her RSUs.

Vesting. Each RSU Award Agreement will specify the date when all or any installment of an RSU is to become vested. The vesting provisions will be determined by the Committee in its sole discretion.

Effect of Termination of Service with GE. The Committee will determine the effect, if any, on RSUs of a termination of a participant’s service with GE.

Transferability of RSUs. Generally, RSUs will not be transferable.

No Shareowner Rights. No participant will become the owner of any Shares subject to an RSU, or have any of the rights that a holder of such Shares would have, until the RSUs (or portion thereof) have vested and GE has issued such Shares to the participant; provided, however, the Committee may provide that participants are entitled to dividends or dividend equivalents with respect to such Shares.

Shares Subject to the Plan.
Share Limitation. Generally, the maximum number of Shares with respect to which Awards may be granted under the Plan is 30,000,000.

Reversion of Shares to the Share Reserve. If any Award expires, is cancelled or forfeited or otherwise terminates, in whole or in part, without having been exercised or settled in full, the Shares not acquired under such Award will revert to and again become available for issuance under the Plan.

Miscellaneous.
No Retention Rights. Neither the Plan nor any Award provides a participant with any right to continued service with GE.

Adjustments upon Changes in Stock. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in corporate structure, the Committee shall equitably adjust the number of Shares that may be granted under the Plan, the number of Shares subject to outstanding Awards granted under the Plan and the exercise price payable upon exercise of outstanding Awards granted under the Plan.

Termination or Suspension of the Plan.
Right to Amend or Terminate the Plan. GE’s Board of Directors may, at any time, and for any reason, amend, suspend or terminate the Plan; provided that any amendment to the Plan shall be subject to shareowner approval to the extent such approval is required.

Plan Term. Unless sooner terminated, the Plan will terminate upon the issuance of all of the Shares reserved for issuance under the Plan, unless it is earlier terminated by GE’s Board of Directors. No Awards may be granted under the Plan after it is terminated.

Effect of Amendment or Termination. No amendment or termination of the Plan will adversely affect any Options previously granted under the Plan without the consent of the holder thereof.

USE OF PROCEEDS

We will not receive any cash proceeds for securities granted in consideration for services pursuant to the Plan.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief description of the Federal income tax treatment generally applicable to GE and participants in the Plan, based on the Federal income tax laws in effect on the date hereof. The following discussion is limited to certain federal income tax rules relevant to GE and to individuals who are citizens or residents of the United States. Except as described below, no information is being provided herein with respect to employment, estate, inheritance, state, local or foreign laws. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES RELATING TO PARTICIPATION IN THE PLAN.

Options granted under the Plan will not qualify for treatment as “incentive stock options” and are referred to as “nonqualified stock options.” The grant of a nonqualified stock option is generally not a taxable event for the participant. Upon exercise of a nonqualified stock option, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, and GE will generally be entitled to a deduction equal to such amount. A subsequent sale of the shares will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid with respect to the shares plus the ordinary income recognized with respect to the shares. Any capital gain or loss on the subsequent disposition of shares acquired through the exercise of a nonqualified stock option will be taxable as a long-term or short-term capital gain or loss, depending on the holding period of the shares.

Participants are responsible for the tax liability incurred in connection with an award of an option. GE is generally not required to, and does not, withhold any U.S. income tax upon exercise of the option for participants who are not employees of GE.

Generally, the grant of an RSU is not a taxable event to the participant. Participants generally will not recognize taxable ordinary income until the shares subject to the RSU are issued to the participant free of any restrictions. The participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time or time(s) the shares are issued over the amount, if any, paid for the shares. GE will generally be entitled to a tax deduction for the same amount. A subsequent sale of the shares that a participant receives in connection with an RSU generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the purchase price paid for the shares plus the ordinary income recognized with respect to the shares. Any capital gain or loss on the subsequent disposition of shares acquired through an RSU award will be taxable as long-term or short-term capital gain or loss, depending on the holding period of the shares.

Participants are responsible for the tax liability incurred in connection with an award of RSUs. GE is generally not required to, and does not, withhold any U.S. income tax upon the issuance of shares under an RSU for participants who are not employees of GE.

SECURITIES LAW MATTERS

GE’s “insiders” —certain officers, directors and 10% shareowners — must report the acquisition or disposition of awards granted or sold to them under the plan on forms filed under Section 16(a) of the Securities Exchange Act of 1934. Insiders must also report the exercise of options under Section 16(a). Insiders must generally file these reports within two business days of the reportable transaction. These transactions may be subject to the provisions of Section 16(b), under which a purchase of shares of common stock within six months before or after a sale of shares of common stock can result in recovery by us of all or a portion of any amount by which the sale proceeds exceed the purchase price. Rules adopted under Section 16(b), including Rule 16b-3, may exempt certain transactions from these reporting or liability obligations. Officers, directors and 10% shareowners should consult their counsel regarding the application and consequences of Section 16(a) and 16(b) prior to engaging in any transaction in our common stock or options.

Resales of shares of GE’s common stock purchased upon the exercise of Options or issued under an RSU by any person who has a control relationship with us or is otherwise considered an “affiliate” of GE within the meaning of the Securities Act may be restricted under the provisions of the Securities Act and the rules and regulations of the SEC, including Rule 144. If a participant owns Shares issued under the Plan and is not an “affiliate” within the meaning of the Securities Act, the participant may resell the shares in any way permitted by law and the Plan. If a participant is an “affiliate” of GE, the participant may sell or transfer these shares only in accordance with the provisions of Rule 144 under the Securities Act, under an effective registration statement covering resales or under an effective exemption from the Securities Act’s registration requirement. If a participant is an affiliate of GE, the participant may not use this prospectus supplement to reoffer or resell shares the participant obtained under the Plan.

VALIDITY OF THE SECURITIES

Gibson, Dunn & Crutcher LLP, New York, New York, will provide opinions regarding the validity of the securities offered hereby.

PROSPECTUS

General Electric Company

Debt Securities

Preferred Stock

Common Stock

Warrants to Purchase Securities

Delayed Delivery Contracts

Guarantees

We may offer from time to time:

●	senior or subordinated debt securities,
●	shares of our preferred stock, par value $1.00 per share,
●	shares of our common stock, par value $0.06 per share,
●	warrants to purchase any of the other securities that may be sold under this prospectus,
●	delayed delivery contracts for the purchase or sale of certain specified securities, and
●	senior or subordinated guarantees.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “GE.”

The mailing address of our principal executive offices is 3135 Easton Turnpike, Fairfield, Connecticut 06828. Our telephone number is 203-373-2211.

Investing in our securities involves risk. See “Risk Factors” on page 3 of this prospectus.

These securities have not been approved by the Securities and Exchange Commission or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Prospectus dated February 29, 2016.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with only a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates.

Except as otherwise indicated, references in this prospectus to “GE,” “we,” “us” and “our” refer to General Electric Company and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	The Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on February 26, 2016;
●	The Current Reports on Form 8-K that we filed with the SEC on January 20, 2016, January 26, 2016 and February 3, 2016; and
●	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act including any amendment or report updating such description.

You may request a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828
Attn: Investor Communications
(203) 373-2211

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our announced plan to reduce the size of our financial services businesses, including expected cash and non-cash charges associated with this plan and earnings per share of GE Capital’s retained businesses; expected income; earnings per share; revenues; organic growth; margins; cost structure; restructuring charges; cash flows; return on capital; capital expenditures, capital allocation or capital structure; dividends; and the split between Industrial and Capital earnings. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: obtaining (or the timing of obtaining) any required regulatory reviews or approvals or any other consents or approvals associated with our announced plan to reduce the size of our financial services businesses; our ability to complete incremental asset sales as part of that plan in a timely manner (or at all) and at the prices we have assumed; our ability to reduce costs as we execute that plan; changes in law, economic and financial conditions, including interest and exchange rate volatility, commodity and equity prices and the value of financial assets, including the impact of these conditions on our ability to sell or the value of incremental assets to be sold as part of our announced plan to reduce the size of our financial services businesses as well as other aspects of that plan; the impact of conditions in the financial and credit markets on the availability and cost of GE Capital Global Holdings, LLC’s (“GE Capital”) funding, and GE Capital’s exposure to counterparties; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; pending and future mortgage loan repurchase claims and other litigation claims in connection with WMC, which may affect our estimates of liability, including possible loss estimates; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the adequacy of our cash flows and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; GE Capital’s ability to pay dividends to GE at the planned level, which may be affected by GE Capital’s cash flows and earnings, financial services regulation and oversight, and other factors; our ability to convert pre-order commitments/wins into orders/bookings; the price we realize on orders/bookings since commitments/wins are stated at list prices; customer actions or developments such as early aircraft retirements or reduced energy demand and other factors that may affect the level of demand and financial performance of the major industries and customers we serve; the effectiveness of our risk management framework; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation and litigation; our capital allocation plans, as such plans may change including with respect to the timing and size of share repurchases, acquisitions, joint ventures, dispositions and other strategic actions; our success in completing, including obtaining regulatory approvals for, announced transactions, such as the Appliances disposition and our announced plan and transactions to reduce the size of our financial services businesses; our success in integrating acquired businesses and operating joint ventures; our ability to realize anticipated earnings and savings from announced transactions, acquired businesses and joint ventures; the impact of potential information technology or data security breaches; and the other factors that are described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

THE COMPANY

We are a global digital industrial company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. With products and services ranging from aircraft engines, power generation and oil and gas production equipment to medical imaging, financing and industrial products, we serve customers in approximately 180 countries and employ approximately 330,000 people worldwide. Since our incorporation in 1892, we have developed or acquired new technologies and services that have considerably broadened and changed the scope of our activities.

GE’s address is 1 River Road, Schenectady, NY 12345-6999, and our telephone number there is (518) 385-2211; we also maintain executive offices at 3135 Easton Turnpike, Fairfield, CT 06828-0001, and our telephone number there is (203) 373-2211.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information,” above.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2015.

GE and consolidated affiliates
Year ended December 31,
2015	2014	2013	2012	2011
1.90x	1.98x	1.85x	1.66x	1.86x

In the above calculations, earnings for all periods consist of earnings before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges (including interest on tax deficiencies and discontinued operations) and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and other financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Set forth below is our ratio of earnings to combined fixed charges and preferred stock dividends for each year in the five-year period ended December 31, 2015.

GE and consolidated affiliates
Year ended December 31,
2015	2014	2013	2012	2011
1.88x	1.98x	1.85x	1.66x	1.69x

In the above calculations, earnings for all periods consist of earnings before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges (including interest on tax deficiencies and discontinued operations), preferred stock dividend requirements and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and other financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We may offer and sell, at any time and from time to time:

●	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;
●	shares of our preferred stock, par value $1.00 per share;
●	shares of our common stock, par value $0.06 per share;
●	warrants to purchase any of the other securities that may be sold under this prospectus;
●	delayed delivery contracts for the purchase or sale of certain specified securities;
●	senior or subordinated guarantees; or
●	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be issued under one of two separate indentures between us and The Bank of New York Mellon, as Trustee: the senior note indenture, dated as of October 9, 2012, between us and The Bank of New York Mellon and a form of subordinated note indenture to be entered into later between us and The Bank of New York Mellon. We have incorporated by reference the senior note indenture and the form of subordinated note indenture as exhibits to the registration statement of which this prospectus is a part. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The debt securities will be obligations of GE and will be either senior or subordinated debt. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this prospectus, unless otherwise indicated, are references to section numbers of the applicable indenture. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer only to General Electric Company and not to any of its subsidiaries.

We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series, subject to compliance with the applicable requirements set forth in the indentures. Neither indenture limits the amount of debt securities or other secured or unsecured debt that we or our subsidiaries may issue. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indentures that may be important to you before investing in our debt securities.

Ranking

The senior debt securities offered by this prospectus will:

●	be general obligations,
●

rank equally with all other unsubordinated indebtedness of GE (except to the extent such other indebtedness is secured by collateral that does not also secure the senior debt securities offered by this prospectus), and

●	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

The subordinated debt securities offered by this prospectus will:

●	be general obligations,
●	rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt (as defined herein), and
●	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, GE’s rights and the rights of GE’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the indentures, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance.”

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

●	the title of the debt securities,
●	whether the debt securities will be senior or subordinated debt,
●	any limit on the total principal amount of the debt securities,
●	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,
●

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months,

●

the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the Trustee,

●	any provisions for redemption of the debt securities,
●	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder,
●	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,
●	any provisions that would determine payments on the debt securities by reference to an index or a formula,
●	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in U.S. dollars,
●	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,
●	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,
●

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

●

any variation of the defeasance and covenant defeasance sections of the indentures and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

●

whether we will issue the debt securities in the form of temporary or permanent global securities, the depositaries for the global securities, and provisions for exchanging or transferring the global securities,

●	whether the interest rate of the debt securities may be reset,
●	whether the stated maturity of the debt securities may be extended,
●

any deletion or addition to or change in the events of default for the debt securities and any change in the rights of the Trustee or the holders of the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable,

●	any addition to or change in the covenants in the indentures,
●	any additions or changes to the indentures necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

●	the appointment of any paying agents for the debt securities, if other than the Trustee,
●	the terms of any right to convert or exchange the debt securities into any other securities or property,
●	the terms and conditions, if any, pursuant to which the debt securities of a series are secured,
●	any restriction or condition on the transferability of the debt securities,
●

in the case of subordinated debt securities, any subordination provisions and related definitions which may be applicable in addition to, or in lieu of, those contained in the subordinated note indenture,

●	the exchanges, if any, on which the debt securities may be listed, and
●	any other terms of the debt securities consistent with the indentures. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. (Section 301) We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Form, Exchange and Transfer

We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we and the security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the Trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305)

At any time we may:

●	designate additional transfer agents,
●	rescind the designation of any transfer agent, or
●	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the Trustee will be required:

●

to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

●	to register the transfer or exchange of any debt security of that series so selected for redemption, except for any portion not to be redeemed. (Section 305)

Payment and Paying Agents

Under the indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

 Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest:

●	by check mailed to the address of the person entitled to the payment as it appears in the security register, or
●

by wire transfer in immediately available funds to the place and account designated in writing at least fifteen days prior to the interest payment date by the person entitled to the payment as specified in the security register.

We will designate the Trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the Trustee or any paying agent in trust for the payment of principal, premium, if any, or interest on the debt securities that remains unclaimed for one year after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The Trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

Under the indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (as defined below), referred to as a “successor person” unless:

●	the successor person expressly assumes our obligations with respect to the debt securities and the indentures,
●

immediately after giving effect to the transaction, no event of default shall have occurred and be continuing (and, in the case of subordinated debt securities, no default in the performance of or breach, in any material respect, of any covenant or condition under the subordinated debt indenture shall have occurred and be continuing, for which notice of such failure or breach has been given to us and the Trustee by the holders of at least 25% in principal amount of the outstanding subordinated debt securities (a “covenant event”)), and no event which, after notice or lapse of time or both, would become an event of default (or, in the case of subordinated debt securities, a covenant event), shall have occurred and be continuing, and

●	we have delivered to the Trustee the certificates and opinions required under the respective indenture. (Section 801)

As used in the indentures, the term “person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or agency or political subdivision thereof.

Events of Default

Senior Debt Securities

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the senior debt indenture with respect to any series of debt securities:

●	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due,
●	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due,

●	our failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of debt securities,
●

our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the senior debt indenture with respect to that series of debt securities, other than a covenant or warranty included in the senior debt indenture solely for the benefit of another series of debt securities, for 90 days after either the Trustee has given us or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us and the Trustee written notice of such failure to perform or breach in the manner required by the senior debt indenture,

●	specified events involving our bankruptcy, insolvency or reorganization, or
●	any other event of default we may provide for that series of debt securities,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the Trustee responsible for the administration of the senior debt indenture has actual knowledge of the event or until the Trustee receives written notice of the event at its corporate trust office. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of that series of debt securities.

The right described in the preceding paragraph does not apply if an event of default occurs as described in the sixth bullet point above which applies to all outstanding series of debt securities. If such an event of default occurs and is continuing, either the Trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of the debt securities.

Subordinated Debt Securities

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the subordinated debt indenture with respect to any series of debt securities:

●	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due,
●	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due,
●	our failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of debt securities,
●	specified events involving our bankruptcy, insolvency or reorganization, or
●	any other event of default we may provide for that series of debt securities. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default described in the fourth bullet point above for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of that series of debt securities.

Terms Applicable to all Debt Securities

After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

●	we have paid or deposited with the Trustee a sum sufficient to pay:

●	all overdue interest,
●	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,
●	any interest on overdue interest, to the extent legally permitted, and
●	all amounts due to the Trustee under the indentures, and
●

all events of default (or, in the case of the subordinated debt securities, all covenant events) with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default (or, in the case of the subordinated debt securities, a covenant event) occurs and is continuing, the Trustee will generally have no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the Trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for the debt securities of that series, provided that:

●	the direction is not in conflict with any law or the indentures,
●	the Trustee may take any other action it deems proper which is not inconsistent with the direction, and
●

the Trustee will generally have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the indentures if:

●	the holder gives the Trustee written notice of a continuing event of default (or, in the case of the subordinated debt securities, a covenant event) for that series,
●

holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the Trustee to institute proceedings with respect to such event of default (or, in the case of the subordinated debt securities, such covenant event),

●	the holders offer reasonable indemnity to the Trustee,
●	the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and
●	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the Trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indentures and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver

When authorized by a board resolution, we may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the debt securities in order to:

●	evidence the succession of another person to us, or successive successions, and the assumption of our covenants, agreements and obligations by the successor,
●	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,
●	add any additional events of default for any series of debt securities for the benefit of the holders of any series of debt securities,

●	add to or change any provision of the indentures to the extent necessary to issue debt securities in bearer form or uncertificated form,
●

add to, change or eliminate any provision of the indentures applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities in any material respect, such addition, change or elimination will become effective with respect to that series only when no such security of that series remains outstanding,

●	convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to surrender any right or power conferred upon us by the indentures,
●	establish the forms or terms of any series of debt securities,
●	provide for uncertificated securities in addition to certificated securities,
●

evidence and provide for successor Trustees and to add to or change any provisions of the indentures to the extent necessary to appoint a separate Trustee or Trustees for a specific series of debt securities,

●	correct any ambiguity, defect or inconsistency under the indentures,
●

make other provisions with respect to matters or questions arising under the indentures, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

●

supplement any provisions of the indentures necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

●	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded,
●

add to, change or eliminate any provisions of the indentures in accordance with any amendments to the Trust Indenture Act of 1939, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect, or

●

provide for the payment by us of additional amounts in respect of taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto. (Section 901)

When authorized by a board resolution, we may enter into one or more supplemental indentures with the Trustee in order to add to, change or eliminate provisions of the indentures or to modify the rights of the holders of one or more series of debt securities under such indentures if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

●

except with respect to the reset of the interest rate or extension of maturity pursuant to the terms of a particular series, changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduces the principal amount of, or any premium or rate of interest on, any debt security,

●	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,
●	changes the place or currency of payment of principal, premium, if any, or interest,
●	impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any security,
●

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indentures, for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults of the indentures,

●

makes certain modifications to the provisions for modification of the indentures and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such change or to provide that certain other provisions of the indentures cannot be modified or waived without the consent of the holders of each outstanding debt security affected by such change,

●	makes any change that adversely affects in any material respect the right to convert or exchange any convertible or exchangeable debt security or decreases the conversion or exchange rate or increases the conversion price of such debt security, unless such decrease or increase is permitted by the terms of such debt securities, or

●	changes the terms and conditions pursuant to which any series of debt securities are secured in a manner adverse to the holders of such debt securities in any material respect. (Section 902)

In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities in any material respect.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the indentures. However, the consent of holders of each outstanding debt security of a series is required to:

●	waive any default in the payment of principal, premium, if any, or interest, or
●	waive any covenants and provisions of an indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under an indenture as of a specified date:

●	the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

●	if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

●	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S.-dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

●	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under the indentures which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders, and those which have been legally defeased under the indentures, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under an indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the Trustee may specify, if it sets the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of GE or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the Trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indentures, then, at our option, either of the following will occur:

●	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or
●	we will no longer have any obligation to comply with the restrictive covenants under the indentures, and the related events of default (or, in the case of the subordinated debt securities, covenant events) will no longer apply to us, but some of our other obligations under the indentures and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we legally defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indentures, except for:

●	the rights of holders of that series of debt securities to receive, solely from a trust fund, payments in respect of such debt securities when payments are due,
●	our obligation to register the transfer or exchange of debt securities,
●	our obligation to replace mutilated, destroyed, lost or stolen debt securities, and
●	our obligation to maintain paying agencies and hold moneys for payment in trust.

We may legally defease a series of debt securities notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.

In addition, the subordinated note indenture provides that if we choose to have the legal defeasance provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. The subordinated note indenture also provides that if we choose to have covenant defeasance apply to any series of debt securities issued pursuant to the subordinated note indenture we need not comply with the provisions relating to subordination.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401-1404)

Satisfaction and Discharge

We may discharge our obligations under the indentures while securities remain outstanding if (1) all outstanding debt securities issued under the indentures have become due and payable, (2) all outstanding debt securities issued under the indentures will become due and payable at their stated maturity within one year of the date of deposit or (3) all outstanding debt securities issued under the indentures are scheduled for redemption in one year, and in each case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indentures on the date of their scheduled maturity or the scheduled date of the redemption and paid all other amounts payable under the indentures. (Section 401). The subordinated note indenture provides that if we choose to discharge our obligations with respect to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. (Section 1610)

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

Except as set forth below, a Global Note may be transferred by the Depository, in whole and not in part, only to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

The Depository has advised us as follows:

●	The Depository is:
●	a limited purpose trust company organized under the laws of the State of New York;
●	a “banking organization” within the meaning of the New York banking law;
●	a member of the Federal Reserve System;
●	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
●	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
●	The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

●	The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.
●	Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
●	Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

●	Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indentures. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indentures.

Each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any Global Note desires to give or take any action which a holder is entitled to give or take under the indentures, the Depository would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices shall be sent to the Depository. If less than all of the debt securities within an issue are being redeemed, the Depository’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

●	if the Depository is at any time unwilling or unable to continue as depositary, defaults in the performance of its duties as depositary, ceases to be a clearing agency registered under the Exchange Act, and, in each case, a successor depositary is not appointed by us within 90 days after notice thereof, or

●	if, subject to the rules of the Depository, we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Highly Leveraged Transaction

The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving GE that may adversely affect holders of the debt securities.

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt of GE whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of GE to creditors upon any:

●	liquidation;
●	dissolution;
●	winding-up;
●	receivership;
●	reorganization;
●	assignment for the benefit of creditors;
●	marshalling of assets; or
●	bankruptcy, insolvency or similar proceedings of GE,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and premium, if any, and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal (including redemption payments), or premium, if any, or interest on the subordinated debt securities.

No payments on account of principal (including redemption payments), or premium, if any, or interest, in respect of the subordinated debt securities may be made if:

●	there has occurred and is continuing a default in any payment with respect to Senior Debt; or
●	there has occurred and is continuing a default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Debt” means, with respect to any person:

●	all indebtedness of such person for borrowed money;
●	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;
●	all obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;
●	all obligations of such person to pay the deferred purchase price of property or services, but excluding accounts payable or any other indebtedness or monetary obligations to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services;

●	all capital lease obligations of such person;
●	all Debt of others secured by a lien on any asset by such person;
●	all Debt and dividends of others guaranteed by such person to the extent such Debt and dividends are guaranteed by such person; and
●	all obligations for claims in respect of derivative products.

“Senior Debt” means the principal of, and premium, if any, and interest on Debt of GE, whether created, incurred or assumed on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt provides that such Debt is subordinated to or pari passu with the subordinated debt securities.

The indentures place no limitation on the amount of additional Senior Debt that may be incurred by GE.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register. (Section 106)

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law

New York law governs the indentures and the debt securities. (Section 112)

Regarding the Trustee

GE, our subsidiary GE Capital International Funding Company (“FinCo”) and other affiliates of GE maintain various commercial and investment banking relationships with The Bank of New York Mellon and its affiliates in their ordinary course of business.

The Bank of New York Mellon acts as Trustee under (i) an Indenture with GE dated December 1, 2005, (ii) an Amended and Restated Indenture with GE dated February 27, 1997, as supplemented, (iii) an Indenture with GE, dated September 1, 1982, as supplemented, (iv) an Amended and Restated Indenture with GE, dated June 1, 1994, as supplemented, and (v) an Amended and Restated Indenture with GE dated June 1, 1994, as supplemented. The Bank of New York Mellon also acts as Trustee under certain other indentures with GE and FinCo.

If an event of default occurs under the indentures and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The Trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities issued under the indentures only after those holders have offered the Trustee indemnity satisfactory to it.

If the Trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indentures. (Section 613) The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

DESCRIPTION OF PREFERRED STOCK

Our Certificate of Incorporation, as amended, authorizes our Board of Directors, or the “Board,” to create and provide for the issuance of one or more series of preferred stock, par value $1.00 per share, without the approval of our shareowners. The Board can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, 50,000,000 shares of our capital stock are classified as preferred stock under our Certificate of Incorporation. As of February 26, 2016, we have 5,944,250 shares of preferred stock outstanding, including 90,865 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, 64,149 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, 94,743 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C and 5,694,493 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D.

DESCRIPTION OF COMMON STOCK

Set forth below is a description of GE’s common stock. The following description of GE common stock is a summary and is subject to the provisions of our Certificate of Incorporation, our by-laws and the relevant provisions of the law of the State of New York.

We are currently authorized to issue up to 13,200,000,000 shares of common stock, par value $0.06 per share. As of December 31, 2015, we had approximately 9,379,288,000 shares of our common stock outstanding.

Each share of GE common stock entitles the holder of record to one vote at all meetings of shareowners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

Holders of GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject to the preferential rights of the holders of any preferred stock that may be issued.

Dividends may be paid on GE common stock out of funds legally available for dividends, when and if declared by the Board.

Computershare is the transfer agent and registrar for GE common stock.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities, shares of GE common stock or shares of GE preferred stock. Warrants may be issued independently or together with our debt securities, common stock or preferred stock and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Unless otherwise specified in a prospectus supplement accompanying this prospectus, each warrant agreement will be between GE and a banking institution organized under the laws of the United States or a state thereof as warrant agent. A form of warrant agreement will be filed with the SEC as an exhibit to the registration statement by post-effective amendment or a Current Report on Form 8-K.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, common stock or preferred stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities, common stock or preferred stock and is not entitled to any payments on any debt securities, common stock or preferred stock issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities, common stock or preferred stock will describe the terms of those warrants, including:

●	the title and the aggregate number of warrants;
●	the debt securities, common stock or preferred stock for which each warrant is exercisable;
●	the date or dates on which the right to exercise such warrants commence and expire;
●	the price or prices at which such warrants are exercisable;
●	the currency or currencies in which such warrants are exercisable;
●	the periods during which and places at which such warrants are exercisable;
●	the terms of any mandatory or optional call provisions;
●	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;
●	the identity of the warrant agent; and
●	the exchanges, if any, on which such warrants may be listed.

You may exercise warrants by paying our warrant agent the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

DESCRIPTION OF DELAYED DELIVERY CONTRACTS

We may issue delayed delivery contracts for the purchase or sale of our debt securities or equity securities or securities of third parties including any of our affiliates, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

We may issue delayed delivery contracts obligating holders to purchase from us, and obligating us to sell to holders, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. Alternatively, we may issue delayed delivery contracts obligating us to purchase from holders, and obligating holders to sell to us, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. We may satisfy our obligations, if any, with respect to any delayed delivery contract by delivering the subject securities or by delivering the cash value of such delayed delivery contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a delayed delivery contract.

The delayed delivery contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The delayed delivery contracts may require holders thereof to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, delayed delivery contracts may require holders to satisfy their obligations thereunder when the delayed delivery contracts are issued as described in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES

Any guarantees that we issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

We shall be subrogated to all rights of the holders of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GE, the issuer of the applicable underlying security or otherwise.

ERISA MATTERS

GE and its subsidiaries may provide services to many employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include assets of such plans (collectively, “Plans”). GE and any direct or indirect subsidiary of GE may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” under corresponding provisions of the Internal Revenue Code of 1986 (the “Code”), with respect to many Plans, as well as many individual retirement arrangements, other arrangements subject to Section 4975 of the Code and Keogh plans (also “Plans”). “Prohibited transactions” within the meaning of ERISA and the Code may result if any offered securities are acquired by a Plan as to which GE or any direct or indirect subsidiary of GE is a party in interest or disqualified person, unless such offered securities are acquired pursuant to an applicable exemption. There are a number of statutory exemptions to the prohibited transaction rules, including the service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which applies to certain transactions if the party in interest or disqualified person has such status solely due to its (or an affiliate’s) provision of services to the Plan and specified conditions are satisfied. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the offered securities. Five of those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). Accordingly, each purchaser and each transferee using the assets of a Plan subject to ERISA or Section 4975 of the Code to acquire the offered securities will be deemed to have represented that the acquisition and continued holding of the offered securities will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, either as a result of being covered by a statutory prohibited transaction exemption or a Department of Labor PTCE or otherwise.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or requirements (“Similar Laws”). Accordingly, each purchaser or holder of the offered securities shall be deemed to have represented that such purchase and holding is not prohibited under applicable Similar Laws or rules. Any employee benefit plan or other entity to which such provisions of ERISA, the Code or any Similar Laws apply proposing to acquire the offered securities should consult with its legal counsel. The sale of the offered securities to any Plan or entity is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or entities generally or any particular Plan or entity, or that such an investment is appropriate for Plans and entities generally or any particular Plan or entity.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus in any one or more of the following ways:

●	directly to investors, including through a specific bidding, auction or other process;
●	to investors through agents;
●	directly to agents;
●	to or through brokers or dealers;
●	to the public through underwriting syndicates led by one or more managing underwriters;
●	to one or more underwriters acting alone for resale to investors or to the public; and
●	through a combination of any such methods of sale.

Our common stock may be issued upon conversion of debt securities or preferred stock. Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will disclose, where applicable:

●	the terms of the offering;
●	any underwriters, dealers or agents;
●	any managing underwriter or underwriters and the respective amounts of securities underwritten or purchased by them;
●	the purchase price of the securities;
●	the net proceeds from the sale of the securities;
●	any delayed delivery arrangements;
●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
●	any initial public offering price;
●	any discounts or concessions allowed or reallowed or paid to dealers; and
●	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed an underwriter, as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities offered and sold. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

Offers to purchase securities may be solicited directly by us. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commissions payable for solicitation of those contracts.

“At the Market” Offering

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach an agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

The place and time of delivery for the securities will be set forth in the accompanying prospectus supplement for such securities.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities for us, and certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of GE as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.